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				SUPPLEMENTAL PROXY INFORMATION
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The Annual Meeting of the Stockholders of the Credit Suisse Asset Management Income
Fund, Inc. was held on Monday, May 8,2000 at the offices of Credit Suisse Asset
Management, LLC 466 Lexington Avenue, New York City. The following is a summary of each proposal presented and the total number of shares voted:


                                                         									Votes
Proposal					                                    	Votes For     	Withheld
1.	To elect the following four Directors:
	  Enrique R. Arzac 			                          	31,775,455	    521,707
	  Lawrence J. Fox					                           31,800,047	    497,115
	  James S. Pasman, Jr.				                       31,757,869	    539,293
	  William W. Priest, Jr.				                     31,785,574	    511,588

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								                                                    	Votes 	     	Votes
Proposal						                                  Votes For    Against	   	Abstained
2.	At the Meeting, the ratification of the
	  selection of PricewaterhouseCoopers LLP
	  as the Fund's independent public accountants
	  for the fiscal year ending December 31, 2000
	  was approved by the following vote:	         	31,856,363  	191,561	  	249,238


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